Free Writing Prospectus, dated November 2, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated October 30, 2023

Registration Statement Nos. 333-274433 and 333-274433-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any energy transition bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 1 and 2 of this Preliminary Term Sheet.

PNM Energy Transition Bond Company I, LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$343,200,000 Senior Secured Energy Transition Bonds, Series A (the “Bonds”)

November 2, 2023

Issuing Entity:	PNM Energy Transition Bond Company I, LLC

Sponsor, Depositor and Initial Servicer:	Public Service Company of New Mexico

Indenture Trustee:	U.S. Bank Trust Company, National Association

Joint Bookrunners:	RBC Capital Markets, LLC
Citigroup Global Markets Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/ AAA (sf)(1)

Interest Payment Dates(2):	February 15 and August 15, commencing August 15, 2024

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day, and no interest shall accrue upon such payment in the intervening period.

Tranche	Expected Weighted Average Life (years)*	Principal Amount Offered*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	10.16	$175,000,000	2/15/2041	2/15/2044	69380M AA4	US69380MAA45
A-2	21.39	$168,200,000	8/15/2048	8/15/2051	69380M AB2	US69380MAB28

*	Preliminary, subject to change.

Public Service Company of New Mexico and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Public Service Company of New Mexico and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Public Service Company of New Mexico, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at (866) 375-6829 or by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the energy transition charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the Bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the Bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE(1)

Semi- Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal
August 15, 2024	$3,143,017	$0
February 15, 2025	$3,232,831	$0
August 15, 2025	$3,329,735	$0
February 15, 2026	$3,429,544	$0
August 15, 2026	$3,532,345	$0
February 15, 2027	$3,638,226	$0
August 15, 2027	$3,747,283	$0
February 15, 2028	$3,859,607	$0
August 15, 2028	$3,975,299	$0
February 15, 2029	$4,094,459	$0
August 15, 2029	$4,217,190	$0
February 15, 2030	$4,343,600	$0
August 15, 2030	$4,473,800	$0
February 15, 2031	$4,607,902	$0
August 15, 2031	$4,746,024	$0
February 15, 2032	$4,888,286	$0
August 15, 2032	$5,034,812	$0
February 15, 2033	$5,185,730	$0
August 15, 2033	$5,341,173	$0
February 15, 2034	$5,501,275	$0
August 15, 2034	$5,666,175	$0
February 15, 2035	$5,836,019	$0
August 15, 2035	$6,010,954	$0
February 15, 2036	$6,191,132	$0
August 15, 2036	$6,376,711	$0
February 15, 2037	$6,567,853	$0
August 15, 2037	$6,764,724	$0
February 15, 2038	$6,967,497	$0
August 15, 2038	$7,176,348	$0
February 15, 2039	$7,391,459	$0
August 15, 2039	$7,613,018	$0
February 15, 2040	$7,841,217	$0
August 15, 2040	$8,076,259	$0
February 15, 2041	$2,198,496	$6,119,848
August 15, 2041	$0	$8,581,273
February 15, 2042	$0	$8,857,547
August 15, 2042	$0	$9,142,715
February 15, 2043	$0	$9,437,066
August 15, 2043	$0	$9,740,891
February 15, 2044	$0	$10,054,500
August 15, 2044	$0	$10,378,204
February 15, 2045	$0	$10,712,330
August 15, 2045	$0	$11,057,214
February 15, 2046	$0	$11,413,201
August 15, 2046	$0	$11,780,649
February 15, 2047	$0	$12,159,927
August 15, 2047	$0	$12,551,416
February 15, 2048	$0	$12,955,509
August 15, 2048	$0	$13,257,710
Total Payments	$175,000,000.00	$168,200,000.00

(1)	Preliminary, subject to change.

EXPECTED AMORTIZATION SCHEDULE(1)

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$175,000,000	$168,200,000
August 15, 2024	$171,856,983	$168,200,000
February 15, 2025	$168,624,152	$168,200,000
August 15, 2025	$165,294,417	$168,200,000
February 15, 2026	$161,864,873	$168,200,000
August 15, 2026	$158,332,528	$168,200,000
February 15, 2027	$154,694,302	$168,200,000
August 15, 2027	$150,947,019	$168,200,000
February 15, 2028	$147,087,412	$168,200,000
August 15, 2028	$143,112,113	$168,200,000
February 15, 2029	$139,017,654	$168,200,000
August 15, 2029	$134,800,464	$168,200,000
February 15, 2030	$130,456,864	$168,200,000
August 15, 2030	$125,983,064	$168,200,000
February 15, 2031	$121,375,162	$168,200,000
August 15, 2031	$116,629,138	$168,200,000
February 15, 2032	$111,740,852	$168,200,000
August 15, 2032	$106,706,040	$168,200,000
February 15, 2033	$101,520,310	$168,200,000
August 15, 2033	$96,179,137	$168,200,000
February 15, 2034	$90,677,862	$168,200,000
August 15, 2034	$85,011,687	$168,200,000
February 15, 2035	$79,175,668	$168,200,000
August 15, 2035	$73,164,714	$168,200,000
February 15, 2036	$66,973,582	$168,200,000
August 15, 2036	$60,596,871	$168,200,000
February 15, 2037	$54,029,018	$168,200,000
August 15, 2037	$47,264,294	$168,200,000
February 15, 2038	$40,296,797	$168,200,000
August 15, 2038	$33,120,449	$168,200,000
February 15, 2039	$25,728,990	$168,200,000
August 15, 2039	$18,115,972	$168,200,000
February 15, 2040	$10,274,755	$168,200,000
August 15, 2040	$2,198,496	$168,200,000
February 15, 2041	$0	$162,080,152
August 15, 2041	$0	$153,498,879
February 15, 2042	$0	$144,641,332
August 15, 2042	$0	$135,498,617
February 15, 2043	$0	$126,061,551
August 15, 2043	$0	$116,320,660
February 15, 2044	$0	$106,266,160
August 15, 2044	$0	$95,887,956
February 15, 2045	$0	$85,175,626
August 15, 2045	$0	$74,118,412
February 15, 2046	$0	$62,705,211
August 15, 2046	$0	$50,924,562
February 15, 2047	$0	$38,764,635
August 15, 2047	$0	$26,213,219
February 15, 2048	$0	$13,257,710
August 15, 2048	$0	$0

(1)	Preliminary, subject to change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (17.91 Standard Deviations from Mean)		-15% (52.65 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (years)(1)	WAL (years) (1)	Change (days)(1)(2)	WAL (years)(1)	Change (days) (1)(2)
A-1	10.16	10.16	0	10.16	0
A-2	21.39	21.39	0	21.39	1

(1)	Preliminary, subject to change.

(2)	Number is rounded to whole days.

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the Bonds and is equal to (A) an overestimate of the number of residential customers using less than 900 kWh/month and the number of residential customers using more than 900 kWh/month (residential customer block charges) of 5% (17.91 standard deviations from mean) or 15% (52.65 standard deviations from mean), (B) an overestimate of kW demand (general power and large power customers) of 5% (17.91 standard deviations from mean) or 15% (52.65 standard deviations from mean), and (C) an overestimate of number of customers (residential, small power, irrigation, water/sewer pumping customers) and lights (street lights and area lights) of 5% (17.91 standard deviations from mean) or 15% (52.65 standard deviations from mean); (ii) the servicer makes timely and accurate filings to make a true-up adjustment to the energy transition charges semi-annually; (iii) customer charge-off rates are held constant at 0.36% for all classes of customers; (iv) days sales outstanding are based upon historical averages; (v) operating expenses are equal to projections; (vi) there is no acceleration of the final maturity date of the Bonds; (vii) a permanent loss of all customers has not occurred; and (viii) the issuance date of the Bonds is November 15, 2023. There can be no assurance that the weighted average lives of the Bonds will be as shown.